                           Offer to Purchase for Cash
                               Up to 11,000 Units

                         of Limited Partnership Interest

                        (and assignee interests therein)

                                       of

                           WINTHROP GROWTH INVESTORS 1
                               LIMITED PARTNERSHIP

                                       for
                                $275 Net Per Unit

                                       by

                            LON-WGI ASSOCIATES L.L.C.

     THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MARCH 7, 1997, UNLESS EXTENDED.

         LON-WGI Associates L.L.C., a Delaware limited liability company (the "Purchaser"), hereby offers to purchase up to 11,000 of the outstanding Units of Limited Partnership Interest (and assignee interests therein) ("Units") of Winthrop Growth Investors 1 Limited Partnership, a Massachusetts limited partnership (the "Partnership"), at a purchase price (the "Purchase Price") equal to $275 per Unit less the amount of any distributions made by the Partnership between the date hereof (the "Offer Date") and the date of payment of the Purchase Price by the Purchaser, net to the seller in cash, without interest, upon the terms set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute the "Offer"). HOLDERS OF UNITS ("UNITHOLDERS") WHO TENDER THEIR UNITS WILL NOT BE OBLIGATED TO PAY ANY COMMISSIONS OR PARTNERSHIP TRANSFER FEES, WHICH COMMISSIONS AND FEES WILL BE BORNE BY THE PURCHASER. The 11,000 Units sought pursuant to the Offer represent approximately 47.5% of the total Units outstanding as of December 31, 1996.

         The Purchaser is an affiliate of Two Winthrop Properties, Inc. and Linnaeus-Lexington Associates Limited Partnership, the general partners of the Partnership (together, the "General Partners").

         Before tendering, Unitholders are urged to consider the following factors:

o In establishing the Purchase Price for the Offer, the Purchaser (which is an affiliate of the General Partners) estimated the liquidation value of the Partnership's assets as of December 31, 1996 at $288 per Unit (the "Estimated Liquidation Value"). (See "THE TENDER OFFER -
         Section 13. Purchase Price Considerations".) The Partnership, however, is not required to liquidate until December 2003, and the General Partners do not otherwise have any present plans or intentions to sell the Partnership's real estate property and liquidate the Partnership. The Partnership and the General Partner have from time to time estimated a higher value for the Units using economic assumptions different than the assumptions used in determining the Estimated Liquidation Value. (See "THE TENDER OFFER -

          Section 13. Purchase Price Considerations" for a discussion of such other valuations.)

o The Purchaser (which is an affiliate of the General Partners) will reduce the Purchase Price by the amount of any distributions made by the Partnership between the Offer Date and the date of payment of the Purchase Price under the Offer. In that regard, Unitholders should note that the Partnership currently anticipates making a distribution of approximately $2.16 per Unit in late February 1997.

o Unitholders who tender their Units will be giving up the opportunity to participate in any future benefits represented by the ownership of such Units, including (other than as discussed above) the right to receive any future distributions by the Partnership.

                                                       (continued on next page)

                ------------------------------------------------

         If you have any questions or need additional information, you may contact The Swenson Group, L.L.C., the Information Agent for the Offer (the "Information Agent"), at:

                            The Swenson Group, L.L.C.
                                 (800) 914-7896

February 6, 1997

(continued from cover page)

o The Purchaser (which is an affiliate of the General Partners) is making the Offer with a view to making a profit. Accordingly, in establishing the Purchase Price, the Purchaser was motivated to set the lowest price for the Units which might be acceptable to Unitholders consistent with the Purchaser's objectives. Such objectives and motivations may conflict with the interest of Unitholders in receiving the highest price for their Units. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Purchase Price and no representation is made by the Purchaser, the General Partners or any affiliate of the Purchaser or the General Partners as to such fairness.

o The Purchaser and the General Partners are affiliated and, accordingly, certain conflicts of interest with respect to the Offer may exist for the General Partners. Because of the affiliation between the Purchaser and the General Partners, the Partnership has advised the Purchaser that it makes no recommendation and is remaining neutral as to whether a Unitholder should tender its Units in the Offer.

o Depending upon the number of Units tendered pursuant to the Offer, the Purchaser (which is an affiliate of the General Partners) could be in a position to significantly influence all Partnership decisions on which Unitholders may vote, including decisions regarding removal of the General Partners, sales of assets and liquidation. (See "THE TENDER OFFER - Section 7. Effects of the Offer".) This means that (i) non-tendering Unitholders could be prevented from taking action they desire but that the Purchaser opposes and (ii) the Purchaser may be able to take action desired by the Purchaser but opposed by the non-tendering Unitholders.

o Depending upon the number of Units tendered pursuant to the Offer, consummation of the Offer may increase the risk of a tax termination occurring as a result of transfers of Units in the secondary market or otherwise during the twelve month period following completion of the Offer. (See "THE TENDER OFFER - Section 7. Effects of the Offer".)

o The original anticipated holding period of the Partnership's properties was five to seven years following acquisition (with such acquisition dates ranging from August 1984 to February 1986). Unitholders could, as an alternative to tendering their Units, propose that a variety of possible actions be put to a vote of Unitholders, including liquidation of the Partnership or removal and replacement of the General Partner.

         The Offer is not conditioned upon any minimum number of Units being tendered. If more than the number of Units sought pursuant to the Offer are validly tendered and not withdrawn, the Purchaser will accept for purchase such total number of Units sought, on a pro rata basis, subject to the terms and conditions herein.

         The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units, (ii) to terminate the Offer and not accept for payment any Units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in Section 14 of this Offer to Purchase, to delay the acceptance for payment of, or payment for, any Units not theretofore accepted for payment or paid for, and (iv) to amend the Offer in any respect (including, without limitation, by increasing the consideration offered, increasing or decreasing the number of Units being sought, or both). Notice of any such termination or amendment will promptly be disseminated to Unitholders in a manner reasonably designed to inform Unitholders of such change in compliance with Rule 14d-4(c) under the Securities Exchange Act of 1934 (the "Exchange Act"). In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.


         Unitholders are urged to read this Offer to Purchase and the accompanying Letter of Transmittal carefully before deciding whether to tender their Units. Any Unitholder desiring to tender Units should complete and sign the Letter of Transmittal (or a facsimile thereof) and mail or deliver the signed Letter of Transmittal to The Swenson Group, L.L.C., the Depositary for the Offer (the "Depositary"), at the following address:

                            THE SWENSON GROUP, L.L.C.

           By U.S. Mail:                167 Milk Street, #421
                                        Boston, Massachusetts 02109-4315

           By Hand                      Attention: Special Projects Department
           or Overnight Delivery:       One International Place, 12th Floor
                                        Boston, Massachusetts 02110

           By Facsimile:                (617) 330-7969

         If you have any questions or if you need assistance in completion of the Letter Of Transmittal, you may contact the Information Agent by calling:

                                 (800) 914-7896

                                TABLE OF CONTENTS

                                                                                               Page
                                                                                               ----
INTRODUCTION..................................................................................  1

THE TENDER OFFER..............................................................................  3
         Section 1.  Terms of the Offer.......................................................  3
         Section 2.  Proration; Acceptance for Payment and Payment for Units..................  3
         Section 3.  Procedures for Tendering Units...........................................  4
         Section 4.  Withdrawal Rights........................................................  5
         Section 5.  Extension of Tender Period; Termination; Amendment.......................  5
         Section 6.  Certain Federal Income Tax Consequences..................................  6
         Section 7.  Effects of the Offer.....................................................  8
         Section 8.  Future Plans.............................................................  8
         Section 9.  Certain Information Concerning the Partnership...........................  9
         Section 10.  Conflicts of Interest and Transactions with Affiliates.................. 11
         Section 11.  Certain Information Concerning the Purchaser............................ 12
         Section 12.  Source of Funds......................................................... 12
         Section 13.  Purchase Price Considerations........................................... 12
         Section 14.  Conditions of the Offer................................................. 15
         Section 15.  Certain Legal Matters................................................... 16
         Section 16.  Fees and Expenses....................................................... 16
         Section 17.  Miscellaneous........................................................... 17

         Appendix A        Glossary

         Schedule 1 Information With Respect to the Executive Officers and Directors of AP GP Win Master, Inc.

To the Holders of Units of Limited Partnership Interest of
  Winthrop Growth Investors 1 Limited Partnership

                                  INTRODUCTION

         The Purchaser hereby offers to purchase up to 11,000 of the outstanding Units for $275 per Unit less the amount of any distributions made by the Partnership between the Offer Date and the date of payment of the Purchase Price by the Purchaser, net to the seller in cash, without interest, upon the terms set forth in this Offer to Purchase and in the related Letter of Transmittal, as each may be supplemented or amended from time to time.

UNITHOLDERS WHO TENDER THEIR UNITS WILL NOT BE OBLIGATED TO PAY ANY COMMISSIONS OR PARTNERSHIP TRANSFER FEES, WHICH COMMISSIONS AND FEES WILL BE BORNE BY THE PURCHASER. The Purchaser is an affiliate of the General Partners.

         The Purchase Price was determined as a result of the Purchaser's own independent analysis. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Purchase Price. Unitholders are urged to consider carefully all of the information contained herein before accepting the Offer. (See "THE TENDER OFFER - Section 13. Purchase Price Considerations".)

         Before tendering, Unitholders are urged to consider the following factors:

o In establishing the Purchase Price for the Offer, the Purchaser (which is an affiliate of the General Partner) estimated the liquidation value of the Partnership's assets as of December 31, 1996 at $288 per Unit. (See "THE TENDER OFFER - Section 13. Purchase Price Considerations".) The Partnership, however, is not required to liquidate until December 2003, and the General Partners do not otherwise have any present plans or intentions to sell the Partnership's real estate property and liquidate the Partnership. The Partnership and the General Partner have from time to time estimated a higher value for the Units using economic assumptions different than the assumptions used in determining the Estimated Liquidation Value. (See "THE TENDER OFFER - Section 13. Purchase Price Considerations" for a discussion of such other valuations.)

o The Purchaser (which is an affiliate of the General Partners) will reduce the Purchase Price by the amount of any distributions made by the Partnership between the Offer Date and the date of payment of the Purchase Price under the Offer. In that regard, Unitholders should note that the Partnership currently anticipates making a distribution of approximately $2.16 per Unit in late February 1997.

o Unitholders who tender their Units will be giving up the opportunity to participate in any future benefits represented by the ownership of such Units, including (other than as discussed above) the right to receive any future distributions by the Partnership.


o The Purchaser (which is an affiliate of the General Partners) is making the Offer with a view to making a profit. Accordingly, in establishing the Purchase Price, the Purchaser was motivated to set the lowest price for the Units which might be acceptable to Unitholders consistent with the Purchaser's objectives. Such objectives and motivations may conflict with the interest of Unitholders in receiving the highest price for their Units. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Purchase Price and no representation is made by the Purchaser, the General Partners or any affiliate of the Purchaser or the General Partners as to such fairness.

o The Purchaser and the General Partners are affiliated and, accordingly, certain conflicts of interest with respect to the Offer may exist for the General Partners. Because of the affiliations between the Purchaser and the General Partners, the Partnership has advised the Purchaser that it makes no recommendation and is remaining neutral as to whether a Unitholder should tender Units in the Offer.

o Depending upon the number of Units tendered pursuant to the Offer, the Purchaser (which is an affiliate of the General Partners) could be in a position to significantly influence all Partnership decisions on which Unitholders may vote, including decisions regarding removal of the General Partners, merger, sales of assets and liquidation. (See "THE TENDER OFFER - Section 7. Effects of the Offer".) This means that (i) non- tendering Unitholders could be prevented from taking action they desire but that the Purchaser opposes and (ii) the Purchaser may be able to take action desired by the Purchaser but opposed by the non-tendering Unitholders.

o Depending upon the number of Units tendered pursuant to the Offer, consummation of the Offer may increase the risk of a tax termination occurring as a result of transfers of Units in the secondary market or otherwise during the twelve month period following completion of the Offer. (See "THE TENDER OFFER - Section 7. Effects of the Offer".)

o The original anticipated holding period of the Partnership's properties was five to seven years following acquisition (with such acquisition dates ranging from August 1984 to February 1986). Unitholders could, as an alternative to tendering their Units, propose that a variety of possible actions be put to a vote of Unitholders, including liquidation of the Partnership or removal and replacement of the General Partner.

         Unitholders who desire liquidity may wish to consider the Offer. However, each Unitholder must make his or her own decision based upon such Unitholder's particular circumstances, including the Unitholder's own financial needs, other investment opportunities and tax position. Each Unitholder should consult with his or her own advisors, tax, financial or otherwise, in evaluating the terms of and whether to tender Units pursuant to the Offer.


         The Offer will provide Unitholders with an opportunity to liquidate their investment without the usual transaction costs associated with market sales. Unitholders may no longer wish to continue with their investment in the Partnership for a number of reasons, including:

o        The absence of a formal trading market for the Units.

o The Offer will provide Unitholders with an immediate opportunity to liquidate their investment in the Partnership without the usual transaction costs associated with market sales or partnership transfer fees.

o A taxable Unitholder who acquired his Units in the original offering and who sells all his Units pursuant to the Offer generally will realize a tax benefit estimated by the Purchaser to range from $131.21 per Unit to $139.33 per Unit, depending on the Unitholder's date of admission to the Partnership, based on the results of Partnership operations through December 31, 1995 (and without giving effect to Partnership operations or distributions since that time) and assuming that the Unitholder has not previously utilized any suspended passive activity losses from the Partnership and is subject to federal income tax at a rate of 39.6% on ordinary income. (See "THE TENDER OFFER -
         Section 6. Certain Federal Income Tax Consequences".)

o General disenchantment with real estate investments, particularly long-term investments in limited partnerships.

o By selling their Units in the Offer, Unitholders avoid the continuing administrative costs (such as accounting, tax reporting, limited partner reporting and public company reporting requirements) and resultant indirect negative financial impact on the value of the Units of a publicly registered limited partnership and eliminate the delays and complications in preparing and filing personal income tax returns which may result from an investment in the Units.

         The Offer is not conditioned upon any minimum number of Units being tendered. If more than the number of Units sought pursuant to the Offer are validly tendered and not withdrawn, the Purchaser will accept for purchase such total number of Units sought on a pro rata basis subject to the terms and conditions herein.

         According to information supplied by the Partnership, there are 23,139 Units issued and outstanding held by 1,320 Unitholders. The Purchaser and its affiliates own 5 Units in the aggregate, constituting less than 1% of the Units outstanding.

         Certain information contained in this Offer to Purchase which relates to the Partnership, or represents statements made by the General Partners, has been derived from information provided to the Purchaser by the General Partners.

         Unitholders are urged to read this Offer to Purchase and the accompanying Letter of Transmittal carefully before deciding whether to tender their Units.


         If you have any questions or if you need assistance in completion of the Letter Of Transmittal, you may contact the Information Agent by calling
(800) 914-7896.

                                THE TENDER OFFER

         Section 1. Terms of the Offer. Upon the terms of the Offer, the Purchaser will pay for Units validly tendered on or prior to the Expiration Date and not withdrawn in accordance with Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on March 7, 1997, unless the Purchaser extends the period of time during which the Offer is open. In the event the Offer is extended, the term "Expiration Date" shall mean the latest time and date on which the Offer, as extended by the Purchaser, shall expire.

         IF, PRIOR TO THE EXPIRATION DATE, THE PURCHASER SHALL INCREASE THE PURCHASE PRICE OFFERED TO UNITHOLDERS, SUCH INCREASED PURCHASE PRICE SHALL BE PAID FOR ALL UNITS ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, WHETHER OR NOT SUCH UNITS WERE TENDERED PRIOR TO SUCH INCREASE.

         The Offer is conditioned on satisfaction of certain conditions. See
Section 14, which sets forth in full the conditions of the Offer. The Purchaser reserves the right (but shall not be obligated), in its sole discretion, to waive any or all of such conditions. If, on or prior to the Expiration Date, any or all of such conditions have not been satisfied or waived, the Purchaser may
(i) decline to purchase any of the Units tendered, terminate the Offer and return all tendered Units to tendering Unitholders, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Units validly tendered, (iii) extend the Offer and, subject to the right of Unitholders to withdraw Units until the Expiration Date, cause the Depositary to retain the Units that have been tendered during the period or periods for which the Offer is extended, or (iv) amend the Offer, including by increasing the Purchase Price.

         Section 2. Proration; Acceptance for Payment and Payment for Units. If the number of Units validly tendered on or prior to the Expiration Date and not withdrawn is equal to or less than the total number of Units sought pursuant to the Offer, the Purchaser will accept for payment, subject to the terms and conditions of the Offer, all Units so tendered. If the number of Units validly tendered on or prior to the Expiration Date and not withdrawn exceeds the total number of Units sought pursuant to the Offer, the Purchaser will accept for payment, subject to the terms and conditions of the Offer, the total number of Units sought pursuant to the Offer on a pro rata basis (with such adjustments to avoid purchase of fractional Units).

         Subject to the terms and conditions of the Offer, the Purchaser will pay for Units validly tendered and not withdrawn in accordance with Section 4 as promptly as practicable following the Expiration Date. In all cases, the

Purchase Price will be paid only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), and any other documents required by the Letter of Transmittal. (See "Section 3. Procedures for Tendering Units".)

         For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment tendered Units when, as and if the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Units pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units tendered and accepted for payment pursuant to the Offer will in all cases be made by deposit of the Purchase Price with the Depositary, which will act as agent for the tendering Unitholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering Unitholders. Under no circumstances will interest be paid on the Purchase Price by reason of any delay in making such payment.

         If any tendered Units are not purchased for any reason, the Letter of Transmittal with respect to such Units will be destroyed by the Purchaser. If for any reason acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for Units tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under Section 14, the Purchaser may cause the Depositary to retain tendered Units and such Units may not be withdrawn except to the extent that the tendering Unitholders are entitled to withdrawal rights as described in Section 4; provided, however, that the Purchaser is required, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Unitholders the Purchase Price in respect of Units tendered or return such Units promptly after termination or withdrawal of the Offer.

         Section 3.  Procedures for Tendering Units.

         Valid Tender. To validly tender Units, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and any other documents required by the Letter of Transmittal, must be received by the Purchaser on or prior to the Expiration Date. In order to comply with certain restrictions on transfers in the Partnership Agreement, a tender which would result in the tendering Unitholder owning less than ten Units will not be effective.

         Signature Requirements. If the Letter of Transmittal is signed by the registered holder of the Units and payment is to be made directly to that holder, then no notarization or signature guarantee is required on the Letter of Transmittal. Similarly, if the Units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no notarization or signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must either be notarized or guaranteed by an Eligible Institution.


         In order for a tendering Unitholder to participate in the Offer, Units must be validly tendered and not withdrawn on or prior to the Expiration Date, which is 12:00 Midnight, New York City time, on March 7, 1997, unless extended.

         The method of delivery of the Letter of Transmittal and all other required documents is at the option and risk of the tendering Unitholder and delivery will be deemed made only when actually received by the Depositary.

         Backup Federal Income Tax Withholding. To prevent the possible application of backup federal income tax withholding with respect to payment of the Purchase Price, a tendering Unitholder must provide the Purchaser with such Unitholder's correct taxpayer identification number by completing the Substitute Form W-9 included in the Letter of Transmittal. (See the Instructions to the Letter of Transmittal and "Section 6. Certain Federal Income Tax Consequences".) In addition, if a tendering Unitholder does not provide his correct taxpayer identification number, an additional $50 will be deducted from the Purchase Price to pay the penalty imposed on the Purchaser by the Internal Revenue Service for failing to provide a taxpayer identification number.

         FIRPTA Withholding. To prevent the withholding of federal income tax in an amount equal to 10% of the sum of the Purchase Price plus the amount of Partnership liabilities allocable to each Unit purchased, each Unitholder must complete the FIRPTA Affidavit included in the Letter of Transmittal certifying such Unitholder's taxpayer identification number and address and that the Unitholder is not a foreign person. (See the Instructions to the Letter of Transmittal and "Section 6. Certain Federal Income Tax Consequences".)

         Other Requirements. By executing a Letter of Transmittal, a tendering Unitholder irrevocably appoints the designees of the Purchaser as such Unitholder's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such Unitholder's rights with respect to the Units tendered by such Unitholder and accepted for payment and purchased by the Purchaser. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Units for payment. Upon such acceptance for payment, all prior proxies given by such Unitholder with respect to such Units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The designees of the Purchaser will, as to such Units, be empowered to exercise all voting and other rights of such Unitholder as they in their sole discretion may deem proper at any meeting of Unitholders, by written consent or otherwise. The Purchaser reserves the right to require that, in order for Units to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Units, the Purchaser must be able to exercise full voting rights with respect to such Units, including voting at any meeting of Unitholders then scheduled. In addition, by executing a Letter of Transmittal, a Unitholder also assigns to the Purchaser all of the Unitholder's rights to receive distributions from the Partnership with respect to Units which are accepted for payment and purchased pursuant to the Offer, other than distributions made between the Offer Date and the date of payment of the Purchase Price by the Purchaser.

         Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units pursuant to the procedures described above will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. The Purchaser reserves the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Units tendered may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the right to waive any defect or irregularity in any tender with respect to any particular Units of any particular Unitholder, and the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. Neither the Purchaser, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Units or will incur any liability for failure to give any such notification.

         A tender of Units pursuant to any of the procedures described above will constitute a binding agreement between the tendering Unitholder and the Purchaser on the terms set forth in the Offer.

         Section 4. Withdrawal Rights. Except as otherwise provided in this
Section 4, all tenders of Units pursuant to the Offer are irrevocable, provided that Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless already accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time after April 6, 1997.

         For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

         If purchase of, or payment for, Units is delayed for any reason or if the Purchaser is unable to purchase or pay for Units for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Purchaser may cause the Depositary to retain tendered Units and such Units may not be withdrawn except to the extent that tendering Unitholders are entitled to withdrawal rights as set forth in this Section 4; provided, however, that the Purchaser is required, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Unitholders the Purchase Price in respect of Units tendered or return such Units promptly after termination or withdrawal of the Offer.

         Any Units properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Units may be re-tendered, however, by following any of the procedures described in Section 3 at any time prior to the Expiration Date.

         Section 5. Extension of Tender Period; Termination; Amendment. The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units, (ii) to terminate the Offer and not accept for payment any Units not already accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in Section 14, to delay the acceptance for payment of, or payment for, any Units not already accepted for payment or paid for, and (iv) to amend the Offer in any respect (including, without limitation, by increasing the consideration offered, increasing or decreasing the number of Units being sought, or both). Notice of any such termination or amendment will promptly be disseminated to Unitholders in a manner reasonably designed to inform Unitholders of such change in compliance with Rule 14d-4(c) under the Exchange Act. In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

         If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Units) is delayed in its payment for Units or is unable to pay for Units pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Purchaser may cause the Depositary to retain tendered Units and such Units may not be withdrawn except to the extent tendering Unitholders are entitled to withdrawal rights as described in Section 4; provided, however, that the Purchaser is required, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Unitholders the Purchase Price in respect of Units tendered or return such Units promptly after termination or withdrawal of the Offer.

         If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to securityholders, and if material changes are made with respect to information that approaches the significance of price or the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination to securityholders and for investor response. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

         Section 6. Certain Federal Income Tax Consequences. The following summary is a general discussion of certain federal income tax consequences of a sale of Units pursuant to the Offer. This summary is based on the Internal

Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations thereunder, administrative rulings, practice and procedures and judicial authority as of the date of the Offer. All of the foregoing are subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Unitholder in light of such Unitholder's specific circumstances or to certain types of Unitholders subject to special treatment under the federal income tax laws (for example, foreign persons, dealers in securities, banks, insurance companies and certain types of tax-exempt organizations), nor does it discuss any aspect of state, local, foreign or other tax laws. Sales of Units pursuant to the Offer will be taxable transactions for federal income tax purposes, and may also be taxable transactions under applicable state, local, foreign and other tax laws. EACH UNITHOLDER SHOULD CONSULT HIS OR ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH UNITHOLDER OF SELLING UNITS PURSUANT TO THE OFFER.

         A taxable Unitholder will recognize gain or loss on a sale of Units pursuant to the Offer equal to the difference between (i) the Unitholder's "amount realized" on the sale and (ii) the Unitholder's adjusted tax basis in the Units sold. The amount of a Unitholder's adjusted tax basis in Units sold pursuant to the Offer will vary depending upon the Unitholder's particular circumstances. The "amount realized" with respect to a Unit sold pursuant to the Offer will be a sum equal to the amount of cash received by the Unitholder for the Unit plus the amount of Partnership liabilities allocable to the Unit (as determined under Code Section 752).

         A tendering Limited Partner will be allocated Partnership taxable income or loss with respect to the Units sold in accordance with the provisions of the Partnership Agreement concerning transfers of Units. Such allocation and any cash distributions made by the Partnership to or for the benefit of a Unitholder will affect the Unitholder's adjusted tax basis in his Units and, therefore, the amount of such Unitholder's taxable gain or loss on a sale of Units pursuant to this Offer. In this regard, tendering Unitholders will be allocated a share of the Partnership's taxable income or loss with respect to Units sold pursuant to the Offer in accordance with the provisions of the Partnership Agreement concerning transfers of Units.

         Based on the results of Partnership operations through December 31, 1995, and without giving effect to Partnership operations, transactions or distributions since that time, it is estimated that, depending on a Unitholder's date of entry into the Partnership, a taxable Unitholder who sells Units pursuant to the Offer that were acquired by such Unitholder at the time of the Partnership's original offering of Units will recognize a gain for federal income tax purposes of between $66 per Unit (for Units purchased in October, 1984) and $37 per Unit (for Units purchased in December, 1984). It also is estimated that a Unitholder who acquired his Units at the time of the Partnership's original offering of Units has "suspended" passive activity losses (i.e., net taxable losses in excess of statutorily provided "phase-in" amounts) from the Partnership of up to $378 per Unit. (The amount of the suspended passive activity losses available to a Unitholder is subject to reduction to the extent such losses were utilized by such Unitholder to offset passive activity income from other investments.) Under the passive activity loss rules (discussed below), such Unitholder's unused suspended passive activity losses from the Partnership generally should be deductible by the Unitholder from his other income in the year of sale (subject to any other applicable limitations) if the Unitholder sells all his Units. (If the Unitholder sells less than all of his Units, such Unitholder generally will be able to deduct only part of his suspended passive activity losses from the Partnership in the year of sale (subject to any other applicable limitations), in an amount equal to his taxable gain on the sale of his Units.) Assuming that the Unitholder has not previously utilized his suspended passive activity losses from the Partnership, and is subject to federal income tax at a rate of 28% on long-term capital gain and 39.6% on other income, the Purchaser estimates that such Unitholder will incur federal income tax on the sale of between approximately $18.48 per Unit sold (for Units purchased in October, 1984) and $10.36 per Unit sold (for Units purchased in December, 1984), but will realize a federal income tax benefit of approximately $149.69 per Unit sold attributable to the deduction of suspended passive activity losses from the Partnership against ordinary income, resulting in a net federal income tax benefit of between $131.21 per Unit sold (for Units purchased in October, 1984) and $139.33 per Unit sold (for Units purchased in December, 1984).

         The gain or loss recognized by a Unitholder on a sale of a Unit pursuant to the Offer generally will be treated as a capital gain or loss if the Unit was held by the Unitholder as a capital asset. (The portion of a Unitholder's gain on the sale that is attributable to "unrealized receivables" (which include depreciation recapture) as defined in Code Section 751, however, would be treated as ordinary income rather than capital gain.) Such capital gain or loss will be treated as long-term capital gain or loss if the tendering Unitholder's holding period for the Unit exceeds one year. Under current law, long-term capital gains of individuals and other non-corporate taxpayers are taxed at a maximum marginal federal income tax rate of 28%, whereas the maximum marginal federal income tax rate for other income of such persons is 39.6%. Capital losses are deductible only to the extent of capital gains, except that non-corporate taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corpora- tion's carryforward period is five years and a non-corporate taxpayer can carry forward such losses indefinitely); in addition, corporations, but not non-corporate taxpayers, are allowed to carry back excess capital losses to the three preceding taxable years.

         Under Code Section 469, a non-corporate taxpayer or personal service corporation can deduct passive activity losses in any year only to the extent of such person's passive activity income for such year, and closely held corporations may not offset such losses against so-called "portfolio" income. Gain or loss recognized upon a sale of a Unit pursuant to the Offer by a Unitholder who or which is subject to the passive activity loss limitation generally would be treated as passive activity income or loss. Any unused suspended passive activity losses from the Partnership, as well as any loss recognized on a sale of Units pursuant to the Offer, generally could be deducted against a Unitholder's other income in the year of sale (subject to any other applicable limitations) provided the Unitholder sells all his Units. If a Unitholder is unable to sell all of his Units pursuant to the Offer, then such losses could not be deducted under the passive activity loss rules (except to the extent of the Unitholder's passive activity income from the Partnership or other sources) until the Unitholder's remaining Units are sold. (See "Section 7. Effects of the Offer".)

         A tax-exempt Unitholder may realize unrelated business taxable income ("UBTI") upon a sale of Units pursuant to the Offer to the extent that the Partnership's properties are subject to "acquisition indebtedness" (as defined in the Code) or if such Units were acquired with acquisition indebtedness. Such UBTI generally may be offset by the Unitholder's net operating loss carryover, if any, as determined for UBTI purposes, subject to applicable limitations.

         A taxable Unitholder (other than corporations and certain foreign individuals) who tenders Units may be subject to 31% backup withholding unless the Unitholder provides a taxpayer identification number ("TIN") and certifies that the TIN is correct or properly certifies that he is awaiting a TIN. A Unitholder may avoid backup withholding by properly completing and signing the Substitute Form W-9 included as part of the Letter of Transmittal. If a Unitholder who is subject to backup withholding does not properly complete and sign the Substitute Form W-9, the Purchaser will withhold 31% (and, if the Unitholder fails to provide his taxpayer identification number, an additional $50) from payments to such Unitholder.

         Gain realized by a foreign Unitholder on a sale of a Unit pursuant to the Offer will be subject to federal income tax. Under Section 1445 of the Code, the transferee of a partnership interest held by a foreign person is generally required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. The Purchaser will withhold 10% of the amount realized by a tendering Unitholder from the Purchase Price payable to such Unitholder unless the Unitholder properly completes and signs the FIRPTA Affidavit included as part of the Letter of Transmittal certifying the Unitholder's TIN, that such Unitholder is not a foreign person and the Unitholder's address. Amounts withheld would be creditable against a foreign Unitholder's federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return.

         Section 7.  Effects of the Offer.

         Limitations on Resales. Section 708(b) of the Code provides that if within any 12-month period 50% or more of the total interests in Partnership capital and profits are sold or exchanged, a termination of the Partnership would occur for federal income tax purposes. Depending upon the number of Units tendered pursuant to the Offer, the risk of a tax termination occurring as a result of transfers of Units on the secondary market or otherwise during the twelve-month period following completion of the Offer will be increased. Under current income tax regulations (to which prospective changes have been proposed that would ameliorate some, but not all, of the following adverse results), the effect of a tax termination on non-tendering Unitholders and tendering Unitholders who retain Units generally would be adverse, including a lengthening of the period of time over which the Partnership recognizes depreciation deductions for tax purposes, changes in the tax basis of the Partnership's assets, possible recognition of taxable gain resulting from any deemed cash distribution in excess of such Unitholder's tax basis in his Units, and a "bunching" of income for Unitholders (who are not individuals) whose taxable year is not the calendar year.

         Effect on Trading Market. There is no established public trading market for the Units and, therefore, a reduction in the number of Unitholders should not materially further restrict the Unitholders' ability to find purchasers for their Units.

         Control of all Unitholder Voting Decisions by Purchaser. The Purchaser will have the right to vote each Unit purchased pursuant to the Offer. Depending on the number of Units purchased pursuant to the Offer, the Purchaser could be in a position to significantly influence all voting decisions with respect to the Partnership. Accordingly, the Purchaser could (i) prevent non-tendering Unitholders from taking action they desire but that the Purchaser opposes and
(ii) take action desired by the Purchaser but opposed by non-tendering Unitholders. Under the Partnership Agreement, Unitholders holding a majority of the Units are entitled to take action with respect to a variety of matters, including: removal of the General Partners; dissolution of the Partnership; the sale of all or substantially all of the Partnership's properties; and most types of amendments to the Partnership Agreement. When voting on such matters, the Purchaser will vote Units owned and acquired by it in its interest, which, because of its affiliation with the General Partners, may also be in the interest of the General Partners.

         The Units are registered under the Exchange Act, which requires, among other things, that the Partnership furnish certain information to its Unitholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of, and solicitation of consents from, Unitholders. The Purchaser does not believe that the purchase of Units pursuant to the Offer will result in the Units becoming eligible for deregistration under Section 12(g) of the Exchange Act.

         Section 8. Future Plans. The Offer is being made for investment purposes and with a view to making a profit. Following the completion of the Offer, the Purchaser may acquire additional Units. Any such acquisition may be made through private purchases or by any other means deemed advisable. Any such acquisition may be at a price higher or lower than the price to be paid for the Units purchased pursuant to the Offer. Neither the Purchaser nor the General Partners have any present plans or intentions with respect to a merger, reorganization or liquidation of the Partnership, a sale of assets or refinancing of any of the Partnership's properties or a change in the management, capitalization or distribution policy of the Partnership. However, the Purchaser believes that consistent with their fiduciary obligations the General Partners will continue to seek to maximize returns to investors in the Units.

         Section 9. Certain Information Concerning the Partnership. Information included herein concerning the Partnership is derived from the Partnership's publicly-filed reports. Additional financial and other information concerning the Partnership is contained in the Partnership's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Commission. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C 20549, and at the regional offices of the Commission located in the Northwestern Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, New York, New York 10048. Copies should be available by mail upon payment of the Commission's customary charges by writing to the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549. The Purchaser disclaims any responsibility for the information included in such reports and extracted in this Offer to Purchase.

         The Partnership was organized on June 20, 1983 under the laws of the Commonwealth of Massachusetts. Its principal executive offices are located at One International Place, Boston, Massachusetts 02110. Its telephone number is
(617) 330-8600. The Partnership's only business is to own and lease income-producing residential, commercial and industrial properties. The original anticipated holding period of the Partnership's properties was five to seven years following acquisition (with such acquisition dates ranging from August 1984 to February 1986).

         In July 1995, Apollo Real Estate Investment Fund, L.P. ("Apollo Fund I") acquired indirect ownership and control of the General Partner. See the Partnership's Form 10-K for the year ended December 31, 1995 for additional information with respect to this transaction. The General Partner is currently indirectly owned and controlled by Apollo Fund I and Apollo Real Estate Investment Fund II, L.P. ("Apollo Fund II"). Apollo Fund I and Apollo Fund II are private real estate investment funds organized in 1993 and 1996, respectively, to make direct and indirect investments in real estate assets, joint ventures and operating companies. Apollo Real Estate Advisors, L.P. ("AREA") and its affiliate, Apollo Real Estate Advisers II, L.P. ("AREA II"), serve as the respective general partners of Apollo Fund I and Apollo Fund II. Apollo Fund II is an affiliate of the Purchaser.

Properties.

         A description of the properties which the Partnership owns is as follows. The Sunflower Apts. and Stratford Place Apts. properties are owned by limited partnerships in which the Partnership owns a 99% interest and a 99.98% interest, respectively, and the Meadow Woods Apts. property is owned by a general partnership in which the Partnership owns a 99.99% interest. The Stratford Village Apts. property is owned directly by the Partnership.

                                                                        Partnership        9/30/96
                                          No. of      Acquisition       Acquisition        Mortgage         Interest      Maturity

 Property Name          Location          Units           Date              Cost           Balance            Rate          Date
-------------      ---------------     ---------     -----------      --------------   --------------     -----------     ---------
Sunflower          Dallas, TX              248        8/31/84           $8,144,484       $2,685,594           7.46%        2/11/26
  Apts.

Meadow Woods       Jacksonville, FL        356        12/3/84          $10,921,719       $4,194,955          10.00%        12/1/00
Apts.

Stratford Place    Gaithersburg,           350        12/18/85         $14,150,612       $9,643,348           8.23%        7/01/06
Apts.              MD

Stratford          Montgomery, AL          224        2/28/86           $8,557,307       $5,257,287           7.72%        11/1/24
Village Apts.
------------------------------------------------------------------------------------------------------------------------------------
           TOTAL                         1,178                         $41,774,122      $21,781,184
====================================================================================================================================

Occupancy.

         The following chart sets forth the occupancy and average rent per apartment unit for the years ended December 31, 1996, 1995, 1994, 1993, 1992 and 1991:

                 Sunflower                        Meadow Wood                Stratford Place              Stratford Village
         --------------------------        -------------------------     ------------------------      ------------------------
                          Average                          Average                      Average                        Average
 Year     Occupancy      Rent/unit          Occupancy     Rent/unit       Occupancy    Rent/unit        Occupancy     Rent/unit
------   ------------   -----------        -----------    ----------     -----------   ----------      ------------   ---------
1991        95.3%         $355/mo             92.2%        $426/mo          95.1%       $588/mo           94.7%        $445/mo

1992        91.9%         $371/mo             86.8%        $436/mo          91.4%       $610/mo           96.0%        $457/mo

1993        88.2%         $387/mo             91.8%        $448/mo          94.5%       $620/mo           97.5%        $477/mo

1994        91.1%         $401/mo             88.4%        $457/mo          92.1%       $634/mo           93.3%        $518/mo

1995        87.9%         $420/mo             89.9%        $468/mo          95.6%       $640/mo           89.5%        $541/mo

1996        93.3%         $431/mo             87.7%        $488/mo          95.1%       $645/mo           90.3%        $557/mo

Real Estate and Accumulated Depreciation.

Set forth below is the carrying value and accumulated depreciation of the

Partnership's Properties as of September 30, 1996.

                                                               Buildings,
Description and          Outstanding                         Improvements &                          Accumulated       Depreciable
Ownership                Encumbrance        Land           Personal Property       Total            Depreciation           Life
------------------    ----------------  --------------     -----------------  ---------------     ----------------     -------------
The Sunflower              $2,685,594      $1,624,345            $6,561,866       $8,186,211           $5,121,041         5-25 Yrs
Apartments, Dallas,
TX - 99%

Meadow Wood                $4,194,955        $689,883           $10,397,605      $11,087,488           $4,912,996         5-25 Yrs
Apartments,
Jacksonville, FL -
99.99%

Stratford Place            $9,643,348      $1,368,000           $12,867,691      $14,235,691           $5,756,145         5-25 Yrs
Apartments,
Gaithersburg, MD -
99.98%

Stratford Village          $5,257,287        $333,141            $8,284,851       $8,617,992           $3,742,610         7-25 Yrs
Apartments,
Montgomery, AL -
100%

                      --------------------------------------------------------------------------------------------------------------
                          $21,781,184      $4,015,369           $38,112,013      $42,127,382          $19,532,792
                      ==============================================================================================================

           The total cost of land, buildings, improvements and personal property net of accumulated depreciation at December 31, 1995 for federal income tax purposes is $18,858,086.

Selected Financial Data.

         The following is a summary of certain financial data for the Partnership for the periods indicated.

                             For the Nine Months
                             Ended September 30,                           For the Year Ended or as of December 31,
                         ---------------------------       ------------------------------------------------------------------------
                             1996           1995               1995           1994           1993           1992           1991
                             ----           ----               ----           ----           ----           ----           ----

Rental Income            $ 4,837,373    $ 4,783,619        $ 6,389,445    $ 6,118,605    $ 6,206,712    $ 5,896,067    $ 5,909,583

Income from short-term
Investments              $    55,701    $    34,337        $    62,914    $    64,797    $    83,073    $    90,572    $   131,581

Other Income             $   220,856    $   203,866        $   302,456    $   265,873    $   219,853    $   247,178    $   277,236
                          ----------     ----------         ----------     ----------     ----------     ----------     ----------

Total Income             $ 5,113,930    $ 5,021,822        $ 6,754,817    $ 6,449,275    $ 6,509,638    $ 6,233,817    $ 6,318,400
                          ==========     ==========         ==========     ==========     ==========     ==========     ==========

Total Expenses           $ 5,808,583    $ 5,455,024        $ 7,065,946    $ 7,223,037    $ 9,431,805    $ 7,312,562    $ 7,072,300
                          ==========     ==========         ==========     ==========     ==========     ==========     ==========

Net Loss                 $  (694,653)   $  (433,202)       $  (311,129)   $  (773,762)   $(2,922,167)   $(1,078,745)   $  (753,900)
                          ==========     ==========         ==========     ==========     ==========     ==========     ==========

Net Loss per Unit        $    (27.01)   $    (16.85)       $    (12.10)   $    (30.10)   $   (113.61)   $    (41.94)   $    (29.31)
                          ==========     ==========         ==========     ==========     ==========     ==========     ==========

Total Assets             $27,590,459    $26,658,046        $26,483,003    $27,511,241    $30,361,979    $33,717,221    $35,234,914

Mortgage Notes
  Payable                $21,781,184    $20,245,494        $20,081,080    $20,711,814    $22,599,665    $22,788,736    $22,938,375

Total cash
distributions per
Unit, including,
with respect to
full years, amounts
distribute after
year end with
respect to
the year:                $      6.48    $         4.32     $       6.48   $       8.64   $    8.64      $   15.12      $   21.06

         Section 10. Conflicts of Interest and Transactions with Affiliates. The General Partner, the Purchaser and their affiliates have conflicts of interest with respect to the Offer as set forth below.

         Conflicts of Interest With Respect to the Offer. The General Partner has a conflict of interest with respect to the Offer, including as a result of its affiliation with the Purchaser. (See "Section 11. Certain Information Concerning the Purchaser".)

         Voting by the Purchaser. As a result of the Offer, the Purchaser may be in a position to significantly influence all Partnership decisions on which Unitholders may vote. This means that (i) non-tendering Unitholders could be prevented from taking action they desire but that the Purchaser opposes and (ii) the Purchaser may be able to take action desired by the Purchaser but opposed by the non-tendering Unitholders. (See "Section 7. Effects of the Offer".)

         Transactions with Affiliates. Property management services for the

Partnership are performed by Winthrop Management, an affiliate of the General Partner. In consideration of such services, the Partnership pays Winthrop Management a 5% management fee based on gross rental collections. The total management fee paid by the Partnership for the years ended December 31, 1995, 1994 and 1993 and the nine months ended September 30, 1996 was $329,814, $316,494, $315,588 and $248,877, respectively.

         See "Section 9. Certain Information Concerning the Partnership" for information with regard to a recent change in control of the General Partner.

         Section 11. Certain Information Concerning the Purchaser. The Purchaser is a newly-formed Delaware limited liability company. The members of the Purchaser are AP GP Win Master, L.P. ("Win Master"), a Delaware limited partnership, the general partner of which is AP GP Win Master, Inc. ("Win Master GP"), a wholly-owned subsidiary of Apollo Fund II, and AP Wem Associates L.P. ("Wem Associates"), a Delaware limited partnership, the general partner of which is Win Master. The address of the principal office of the Purchaser is One International Place, Boston, Massachusetts 02110. Members of the General Partners' senior management may be afforded the opportunity to purchase limited partnership interests in Wem Associates.

         Apollo Real Estate Capital Advisors II, Inc. ("Advisors") is the general partner of AREA II, the general partner of Apollo Fund II. Since its inception, the directors of Advisors have been Leon D. Black and John J. Hannan, who were founding principals of Apollo Advisors, L.P., the managing general partner of Apollo Investment Fund, L.P., AIF II, L.P. and Apollo Investment Fund III, L.P., private securities investment funds, and together with William L. Mack, of AREA and AREA II. Mr. Mack has been the President and Managing Partner of the Mack Organization, a national owner and developer of and investor in office and industrial buildings as well as other commercial properties principally in the New York/New Jersey metropolitan area as well as throughout the United States since 1963. The address of the principal office of Advisors, AREA II, Apollo Fund II, Win Master and Wem Associates, and the business address of Messrs. Black, Hannan and Mack, is c/o Apollo Real Estate Advisors, L.P., 1301 Avenue of the Americas, New York, New York 10019.

         For certain information concerning the executive officers and directors of Win Master GP, see Schedule 1 to this Offer to Purchase.

         Except as otherwise set forth herein, (i) neither the Purchaser, Win Master GP, Advisors, to the best of Purchaser's knowledge, the persons listed on
Schedule 1, nor any affiliate of the foregoing beneficially owns or has a right to acquire any Units, (ii) neither the Purchaser, Win Master GP, Advisors, to the best of Purchaser's knowledge, the persons listed on Schedule 1, nor any affiliate thereof or director, executive officer or subsidiary of Win Master GP or Advisors has effected any transaction in the Units within the past 60 days,
(iii) neither the Purchaser, Win Master GP, Advisors, to the best of Purchaser's knowledge, any of the persons listed on Schedule 1, nor any director or executive officer of Win Master GP or Advisors, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between any of the Purchaser, Win Master GP, Advisors, or, to the best of Purchaser's knowledge, the persons listed on Schedule 1, on the one hand, and the Partnership or its affiliates, on the other hand, and (v) there have been no contracts, negotiations or transactions between the Purchaser, Win Master GP, Advisors, or, to the best of Purchaser's knowledge, the persons listed on
Schedule 1, on the one hand, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

         The Purchaser acquired the five Units owned by it from an affiliate on January 1, 1997 for a purchase price of $275 per Unit.

         Section 12. Source of Funds. A maximum of $3,025,000 (exclusive of fees and expenses) would be required to purchase the Units sought pursuant to the Offer, if tendered. The Purchaser presently contemplates that it will obtain all of such funds (plus amounts to pay fees and expenses) from capital contributions from its members who have an aggregate net worth substantially in excess of the amount required to purchase the Units.

         Section 13.  Purchase Price Considerations.

         The Purchaser has set the Purchase Price at $275 net per Unit. The Purchaser established the Purchase Price by analyzing a number of quantitative and qualitative factors including: (i) the Estimated Liquidation Value; (ii) the lack of liquidity of an investment in the Partnership; (iii) the costs to the Purchaser associated with acquiring the

Units; and (iv) the administrative costs of continuing to own the Partnership's assets through a publicly registered limited partnership.

         Secondary market sales activity for the units, including privately negotiated sales, has been limited. Between October 1, 1996 and November 30, 1996, there have been only two reported trades in the secondary market in which a total of 125 Units traded at $356.80 per Unit. The Partnership's Form 10-K for the year ended December 31, 1995 states that "[t]here is no active market for the Units [and] [t]rading in the Units is sporadic and occurs solely through private transactions." At present, privately negotiated sales and sales through intermediaries (e.g., through the trading system operated by Chicago Partnership Board, Inc., which publishes sell offers by holders of Units) are the only means available to a Unitholder to liquidate an investment in Units (other than the Offer) because the Units are not listed or traded on any exchange or quoted on any NASDAQ list or system.

         The Purchaser is offering to purchase Units which are a relatively illiquid investment and is not offering to purchase the Partnership's underlying assets. Consequently, the Purchaser does not believe that the underlying asset value of the Partnership is determinative in arriving at the Purchase Price. Nevertheless, using the capitalization of income approach, the Purchaser derived an estimated liquidation value for the Partnership's assets. In determining the Estimated Liquidation Value, the Purchaser first calculated the "Adjusted Value" of each of the Partnership's properties. The Adjusted Value was calculated by reducing a property's net operating income ("NOI") (which was based on unaudited actual property revenues and expenses during the year ended December 31, 1996) by $400 per apartment unit ($450 per apartment unit for the Stratford Place Apts. property), an amount customarily reserved for capital expenditures at the properties (the "Reserve"). This amount was then divided by a 10.25% capitalization rate (the "Cap Rate") to determine the property's Adjusted Value.

         The Purchaser believes that the Replacement Reserve and Cap Rate utilized by it are within a range of reserves and capitalization rates currently employed in the marketplace. The utilization of different reserves and capitalization rates could also be appropriate. In this regard, Unitholders should be aware that the use of lower reserves and/or capitalization rates or an increase in NOI would result in higher Adjusted Values for the Partnership's properties. Further, Unitholders should understand that while the Purchaser employed the following method of determining the Estimated Liquidation Value, there may be alternative valuation methods that would yield differing values.

         The following table illustrates the method used by the Purchaser to determine the Adjusted Value of the properties.

-----------------------------------------------------------------------------------------------------------------------------
           Property                            NOI                     Replacement Reserve             Adjusted Value
-----------------------------------------------------------------------------------------------------------------------------
Meadow Wood Apts.                               $  619,751                     $  142,400                 $ 4,657,083
-----------------------------------------------------------------------------------------------------------------------------
Stratford Place Apts.                            1,324,360                        157,500                  11,384,000
-----------------------------------------------------------------------------------------------------------------------------
Stratford Village Apts.                            823,911                         89,600                   7,164,010
-----------------------------------------------------------------------------------------------------------------------------
Sunflower Apts.                                    435,746                         99,200                   3,283,376
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
   TOTAL                                        $3,203,768                       $488,700                 $26,488,468
-----------------------------------------------------------------------------------------------------------------------------

         To determine the Estimated Liquidation Value of the Partnership's assets, the Purchaser then (i) added to the aggregate Adjusted Value the net amount of current assets and liabilities of the Partnership at December 31, 1996, which net amount equaled $2,394,504 and (ii) subtracted the $21,563,415 of long-term debt of the Partnership outstanding at December 31, 1996, and estimated Partnership liquidation costs of $666,212 (approximately 2.5% of the Property's Adjusted Value). The resulting Estimated Liquidation Value of the Partnership's assets is $6,657,345 or approximately $288 per Unit.


         The Purchaser believes that realization of the Estimated Liquidation Value by the Partnership may be impacted by factors generally affecting the sale of real estate, including market conditions at the time of sale. The

Partnership is not required to liquidate until December 2003, and the General Partners do not otherwise have any present plan or intentions to sell or refinance any of the Partnership's properties. Unitholders should note, however, that in connection with the January 1996 refinancing of the Sunflower Apts. property and the May 1996 refinancing of the Stratford Place Apts. property, the respective lenders obtained appraisals of such properties which indicated appraised values of $4,700,000 and $12,700,000, respectively (as compared to $3,508,322 and $11,260,449 Adjusted Values for such properties, respectively). Such appraised values were derived in part by application by the respective appraisers of a 10% capitalization rate for the Sunflower Apts. property and a 9.5% capitalization rate for the Stratford Place Apts. property.

         The Partnership has informed the Purchaser that it periodically is requested to give a Limited Partner an estimated valuation of the Units in connection with various matters affecting the Limited Partner. The Partnership has informed the Purchaser that the most recent estimated valuation given was $350 per Unit, which valuation was given as of November 11, 1996. Such estimated valuation was based, among other things, on an assumed liquidation of the Partnership (based upon 1995 operating results, the then existing capital structure and application of a 20% discount factor to reflect the illiquidity of an investment in the Units.

         Unitholders should note that the Partnership Agreement of the Partnership provides that upon dissolution of the Partnership subsequent to the sale of all of the Partnership's properties, the General Partners are required to contribute capital to the Partnership in an amount equal to the least of (i) the deficiency in their capital account, (ii) 1.01% of the total capital contributions made by the Unitholders and (iii) the deficit in a hypothetical capital account of the General Partners assuming the General Partners had only an aggregate of 1% of each material item of Partnership income, gain, loss, deduction or credit at all times. Through ownership of Units by the Purchaser, the potential liability of the General Partners is effectively reduced. Although there was a deficit in the capital account of the General Partners of $1,508,918 as of December 31, 1995 (equal to approximately $65.21 per Unit), such amount is subject to future reduction through allocation of a portion of the taxable gain, if any, that results from any sale of the Partnership's properties. Consequently, the ultimate amount, if any, of the deficit and the date on which it would be paid are indeterminable. Accordingly, the Purchaser has attributed no value to this obligation in establishing the Purchase Price.

         In August 1995, an analysis was prepared by former employees of the General Partners in connection with a possible tender offer for Units being considered at such time. The analysis included projected distributions of cash flow to Unitholders over a five-year projection period, as well as the amount

Unitholders would receive if the Partnership was liquidated at the end of such projection period. For purposes of the analysis, the Partnership's NOI was assumed to increase by 4% per year during each year of the projection period. In estimating sales proceeds to be received at the end of the projection period, a 10% capitalization rate and $250 per apartment unit replacement reserve were used. Based on the assumptions used in the analysis, the Partnership would make distributions of cash flow of approximately $50 per Unit, $60 per Unit, $64 per Unit, $69 per Unit and $75 per Unit during 1995, 1996, 1997, 1998 and 1999, respectively, and distribute sales proceeds of approximately $952 per Unit at the end of 1999. Unitholders should note that such amounts do not reflect the present value of the amounts projected to be received under the analysis, but rather the amounts which would be received by a Unitholder over time, assuming the Unitholder continued to hold his Unit over the projection period. In addition, although the analysis assumes a 4% annually compounded growth rate and $250 replacement reserve, such growth and reserves historically have not been achieved. Moreover, projected NOI for the first two years of the projection period exceeded actual NOI for such years by approximately $300,000 in the aggregate (nearly 20% higher than actual operating results). The Partnership was able to actually distribute only $8.64 per Unit during each of the first two years of the projection period as compared to the $50 per Unit and $60 per Unit projected for such years in the analysis. Finally, Unitholders should also note that the Partnership is not required to liquidate until 2003 and the General Partners do not otherwise have any present plan or intention to sell or refinance any of the Partnership's properties. Furthermore, the foregoing analysis was prepared prior to the 1996 refinancing of two of the Partnership's properties and accordingly does not give effect to such refinancing.

         The Purchase Price represents the price at which the Purchaser is willing to purchase Units. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Purchase Price and no representation is made by the Purchaser, the General Partners or any affiliate of the Purchaser or the General Partners as to such fairness. The Purchaser did not attempt to obtain current independent valuations or appraisals of the Properties and other assets owned by the Partnership, and other than the appraisals discussed above, neither the Purchaser nor the General Partners are aware of any such valuation or appraisal. As indicated above, the Purchaser does not believe that such valuations or appraisals should be determinative as to the Purchaser's establishment of the Purchase Price. Other measures of the value of the Units may be relevant to Unitholders. Unitholders are urged to consider carefully all of the information contained herein and consult with their own advisors, tax, financial or otherwise, in evaluating the terms of the Offer before deciding whether to tender Units.

         Section 14. Conditions of the Offer. Notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or to pay for any Units tendered if all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the transactions contemplated by the Offer shall not have been filed, occurred or been obtained. Furthermore, notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or pay for any Units not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Units if, at any time on or after the date of the Offer and before the acceptance of such Units for payment or the payment therefor, or the later thereof, as applicable and as determined by the Purchaser, any of the following conditions exists:

                  (a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any Units by the Purchaser, (ii) imposes or confirms limitations on the ability of the Purchaser effectively to exercise full rights of ownership of any Units, including, without limitation, the right to vote any Units acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Partnership's Unitholders, (iii) requires divestiture by the Purchaser of any Units, (iv) causes any material diminution of the benefits to be derived by the Purchaser as a result of the transactions contemplated by the Offer, or (v) might materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchaser or the Partnership;

                  (b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, which might, directly or indirectly, result in any of the consequences referred to in clauses
         (i) through (v) of paragraph (a) above;

                  (c) any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Partnership, which, in the reasonable judgment of the Purchaser, is or may be materially adverse to the Partnership, or the Purchaser shall have become aware of any fact that, in the reasonable judgment of the Purchaser, does or may have a material adverse effect on the value of the Units;

                  (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United

         States, (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

                  (e) there shall have been threatened, instituted or pending any action or proceeding before any court or government agency or other regulatory or administrative agency or commission or by any other person challenging the acquisition of any Units pursuant to the Offer, or otherwise directly or indirectly relating to the Offer, or otherwise, in the reasonable judgment of the Purchaser, adversely affecting the Purchaser or the Partnership; and

                  (f) the Partnership shall have (1) issued, or authorized or proposed the issuance of, any partnership interests of any class, or any securities convertible into, or rights, warrants or options to acquire, any such interests or other convertible securities, (2) issued or authorized or proposed the issuance of any other securities in respect of, in lieu of, or in substitution for, all or any of the presently outstanding Units, (3) refinanced any of the Partnership's properties, other than in the ordinary course of the Partnership's business and consistent with the past practice, (4) declared or paid any distribution, other than in cash and consistent with past practice, on any of its partnership interests, or (5) the Partnership or the General Partner shall have authorized, proposed or announced its intention to propose any merger, consolidation or business combination transaction, acquisition of assets, disposition of assets or material change in its capitalization, or any comparable event not in the ordinary course of business and consistent with past practice.

         The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to such conditions or may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. Any determination by the Purchaser concerning the events described above will be final and binding upon all parties. Notwithstanding anything to the contrary set forth in this Section 14, all conditions set forth in this Section 14 must be satisfied or waived prior to the Expiration Date.

         Section 15.  Certain Legal Matters.

         General. Except as set forth in this Section 15, the Purchaser is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Units by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is the Purchaser's present intention that such additional approval or action would be sought. While there is no present intent to delay the purchase of Units tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchaser to elect to terminate the Offer without purchasing Units thereunder. The Purchaser's obligation to purchase and pay for Units is subject to certain conditions, including conditions related to the legal matters discussed in this Section 15.

         Antitrust. The Purchaser does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Units contemplated by the Offer.

         Margin Requirements. The Units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offer.

         State Takeover Laws. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, securityholders, principal executive offices or principal places of business therein. Although the Purchaser has not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Units tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase or pay for any Units tendered.

         Section 16. Fees and Expenses. Except as set forth in this Section 16, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Units pursuant to the Offer. The

Purchaser has retained The Swenson Group, L.L.C. to act as Information
Agent and Depositary in connection with the Offer. The Purchaser will pay The Swenson Group, L.L.C. reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses. The Purchaser will also pay all costs and expenses of printing and mailing the Offer and its legal fees and expenses.

         Section 17. Miscellaneous. The Purchaser is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the

Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Units residing in such jurisdiction.

         No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

         The Purchaser has filed with the Commission a Schedule 14D-1, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth in Section 9 hereof (except that they will not be available at the regional offices of the Commission).

                                                LON-WGI ASSOCIATES L.L.C.



February 6, 1997

                                                              Appendix A

                                    GLOSSARY

Advisors:  Apollo Real Estate Capital Advisors II, Inc.

Apollo Fund I:  Apollo Real Estate Investment Fund, L.P.

Apollo Fund II:  Apollo Real Estate Investment Fund II, L.P.

AREA:  Apollo Real Estate Advisors, L.P.

AREA II:  Apollo Real Estate Advisors II, L.P.

Business Day: Any day other than Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time

Cap Rate: the 10.25% capitalization rate used in calculating the Liquidation
Value

Code:  The Internal Revenue Code of 1986, as amended

Commission:  The Securities and Exchange Commission

Depositary:  The Swenson Group, L.L.C., an affiliate of the Purchaser

Eligible Institution: A member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States

Estimated Liquidation Value: The Purchaser's estimate of the liquidation value of the Partnership's assets as of December 31, 1996, as determined in Section 13 of the Offer to Purchase

Exchange Act:  Securities Exchange Act of 1934, as amended

Expiration Date: 12:00 Midnight, New York City Time on March 7, 1997, unless and as extended

General Partners: Two Winthrop Properties, Inc., together with
Linnaeus-Lexington Associates Limited Partnership, the general partners of the Partnership.

Information Agent:  The Swenson Group, L.L.C., an affiliate of the Purchaser

NOI:  Net Operating Income

Offer: This offer of the Purchaser set forth in this Offer to Purchase and the related Letter of Transmittal, as each may be supplemented or amended from time to time


Offer to Purchase:  This Offer of the Purchaser, dated February 6, 1997.

Partnership: Winthrop Growth Investors 1 Limited Partnership, a Massachusetts limited partnership

Purchase Price: The amount of cash paid to each Unitholder for each Unit tendered upon consummation of the Offer

Purchaser:  LON-WGI Associates L.L.C.

Reserve: $400 per apartment unit (or $450 per apartment unit for the Stratford Place Apts. property)

TIN:  Taxpayer identification number

Unitholders:  Holders of Units

Units:  Limited partnership interests or assignee interests of the Partnership

Win Master GP:  AP GP Win Master, Inc.

                                   Schedule 1

                    INFORMATION WITH RESPECT TO THE EXECUTIVE
                     OFFICERS AND DIRECTORS OF WIN MASTER GP

Set forth below is the name, current business address, present principal occupation, and employment history for at least the past five years of each director and executive officer of Win Master GP. Each person listed below is a citizen of the United States.

        Present Principal Occupation or Employment; Material Occupation,
             Position, Office or Employment for the Past Five Years

Michael D. Weiner. Mr. Weiner has been an officer and director of Win Master GP since November, 1996 and an officer of Advisors since its inception. Since 1993, Mr. Weiner has been associated with AREA and since May 1996 with AREA II which respectively act as managing general partner of Apollo I and Apollo II. In addition, since 1992, Mr. Weiner has been associated with Apollo Advisors, L.P., which, together with an affiliate, serves as the managing general partner of Apollo Investment Fund, L.P., AIF II, L.P. and Apollo Investment Fund III, L.P., private securities investment funds. From prior to 1992, Mr. Weiner was a partner of the national law firm of Morgan, Lewis & Bockius. Mr. Weiner is also a director of Applause, Inc., Capital Apartment Properties, Inc., Continental Graphics Holdings, Inc., Converse, Inc., The Florsheim Shoe Company, Inc. and Furniture Brands International, Inc. Mr. Weiner's business address is 1999 Avenue of the Stars, Los Angeles, California 90067-6048.

W. Edward Scheetz. Mr. Scheetz has been an officer and director of Win Master GP since November, 1996 and an officer of Advisors since its inception. Since 1993, Mr. Scheetz has been a principal of AREA and since May 1996 of AREA II which respectively act as managing general partner of Apollo I and Apollo II. From prior to 1993, Mr. Scheetz was a principal of Trammell Crow Ventures, a national real estate investment firm. Mr. Scheetz is also a director of Capital Apartment Properties, Inc., Metropolis Realty Inc., Koger Equity Inc., NextHealth Inc., Roland International, Inc., Koll Management Services, Inc. and Western Pacific Housing Corp. Mr. Scheetz' business address is 1301 Avenue of the Americas, New York, New York 10019.

Michael L. Ashner. Mr. Ashner has been an officer of Win Master GP since November, 1996. Since January 1996, Mr. Ashner has also been President and Chief Executive Officer of Winthrop Financial Associates, A Limited Partnership ("Winthrop"), which is engaged in the real estate investment business. From June 1994 until January 1996, Mr. Ashner was a Director, President and Co-Chairman of National Property Investors, Inc., a real estate investment firm ("NPI"). Since 1981, Mr. Ashner has also served as President of Exeter Capital Corporation, a firm which has organized and administered real estate limited partnerships. Mr. Ashner has substantial investments and manages numerous partnerships and corporations which own real estate investments. Mr. Ashner's business address is 100 Jericho Quadrangle, Suite 214, Jericho, New York 11753.

Lee S. Neibart. Mr. Neibart has been an officer of Win Master GP since November 1996 and an officer of Advisors since its inception. Since 1993, Mr. Neibart has been associated with AREA and since May 1996 with AREA II which respectively act as managing general partner of Apollo I and Apollo Fund II. From prior to 1993, Mr. Neibart was Executive Vice President and Chief Operating Officer of the Robert Martin Company, a private real estate development and management firm based in Westchester County, New York. Mr. Neibart received his MBA degree from New York University. Mr. Neibart is also a director of Capital Apartment Properties, Inc., Metropolis Realty Inc., Koger Equity Inc., NextHealth Inc., Roland International, Inc. and a past President of the NAIOP in New York. Mr. Neibart's business address is 1301 Avenue of the Americas, New York, New York 10019.

Peter Braverman. Mr. Braverman has been an officer of the Win Master GP since November, 1996. Since January 1996, Mr. Braverman has been a Senior Vice President of Winthrop. From June 1995 until January 1996, Mr. Braverman was a Vice President of NPI. From June 1991 until March 1994, Mr. Braverman was President of the Braverman Group, a firm specializing in management consulting for the real estate and construction industries. From 1988 to 1991, Mr. Braverman was Vice President and Assistant Secretary of Fischbach Corporation, a publicly traded, international real estate and construction firm. Mr. Braverman's business address is 100 Jericho Quadrangle, Suite 214, Jericho, New York 11753.

The Letter of Transmittal and any other required documents should be sent or delivered by each Unitholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at the address set forth below:

                            THE SWENSON GROUP, L.L.C.

        By U.S. Mail:                  167 Milk Street, #421
                                       Boston, Massachusetts 02109-4315

        By Hand                        Attention: Special Projects Department
        or Overnigh Delivery:          One International Place, 12th Floor
                                       Boston, Massachusetts 02110

        By Facsimile:                  (617) 330-7969

           For Telephone Information contact the Information Agent at:

                                 (800) 914-7896

Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Purchaser at the telephone number and address listed above. You may also contact your broker for assistance concerning the Offer.